Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of Energy Transfer Equity, L.P. of our report dated February 25, 2011 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Southern Union Company, which appears in the Annual Report on Form 10-K for the year ended December 31, 2010 of Southern Union Company. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 15, 2011